Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is by and between OneMain Holdings, Inc. (collectively with its parents and affiliates, “OneMain”) and Mary H. McDowell, (the “Consultant”).
Premises
OneMain desires to have the Consultant perform certain consulting duties as requested by OneMain according to the terms outlined below.

Terms of Agreement
NOW, THEREFORE, the Consultant and OneMain agree as follows:

1.Consulting Services. The Consultant will provide consulting services to OneMain as an independent contractor upon the terms and conditions set forth in this Agreement. The scope of the consulting services to be provided shall be as set forth in the Statement of Work (“SOW”) attached to this Agreement and incorporated herein for all purposes.
2.Length of Agreement. The term of this Agreement will be from April 1, 2016 through December 31, 2016, subject to earlier termination as described below. This Agreement may be extended periodically if both parties agree in writing. Nothing in this Agreement is intended to require Consultant to provide or for OneMain to use Consultant’s services for a minimum number of hours per week or month.
3.Terms for Consulting; Duties. The Consultant will be an independent contractor performing such services as requested by the OneMain entities and as are mutually agreed to by the Consultant and OneMain from time to time, including the services described on the attached SOW. The Consultant agrees to provide all services in a professional and competent manner, and in accordance with generally accepted standards for the type of work performed.
4.Fees for Services. The Consultant will be paid the fees for services as set forth in the attached SOW. Any related expenses incurred while providing consulting services will be reimbursed at Consultant’s cost, but only if pre-approved by OneMain. The Consultant will be responsible for payment of her normal overhead costs, including without limitation, office space, supplies, insurance premiums, and employee wages, taxes, and benefits. OneMain, at its discretion, provide support or office space to Consultant when Consultant is performing services for OneMain.
5.Billing for Services. Consultant will be paid a prorated portion of the fee (see SOW) monthly on the first of the month with the first payment being due on May 1, 2016. Consultant shall submit invoices for any expenses incurred on a monthly basis or as otherwise noted in the SOW. Invoices should be sent to: Angela Celestin, Executive Vice President - Human

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Resources, OneMain Financial Group, LLC, 100 International Dr., 18th Floor, Baltimore, Maryland 21202. The invoices will be paid within 30 business days of receipt.
6.Termination of Services. Either party may terminate this Agreement at any time by providing 15 days prior written notice to the other party. Unless termination is for cause as set out below, OneMain will be liable for payment for any services provided or approved expenses incurred prior to, but not for any services provided or expenses incurred after, the notice of termination is received by either party.
OneMain may also terminate this Agreement for cause at any time if the Consultant engages in misconduct or any fraudulent or dishonest act against OneMain or in connection with providing services to OneMain; the Consultant violates any applicable law or regulation relating to dishonesty or respecting OneMain’s business, or which disqualifies the Consultant from being affiliated with OneMain; a Federal or state regulatory agency requires the Consultant’s termination or removal from the duties required for the Consultant’s position; the Consultant habitually neglects her duties or provides substandard service; or the Consultant otherwise violates any of the terms of this Agreement. If the Consultant’s services are terminated for cause, any fees that have not been paid will be forfeited and not paid to the Consultant.
Upon termination of this Agreement, the obligations in Section 7(B) through 7(D) shall continue through December 31, 2016. The obligations in Section 7(A) and 7(E) shall survive any termination or the expiration of this Agreement.
7.Obligations of the Consultant During and After Term of Agreement.
A.    A. Confidential Information. As used in this agreement, “Confidential Information” means all information, whether written or oral, that is (i) not generally known by others, (ii) is directly or indirectly disclosed by a party to this Agreement (“Disclosing Party”) to the other party (“Receiving Party”); and (iii) is confidential or proprietary to Consultant or ONEMAIN, and that ONEMAIN and Consultant are obligated to treat as confidential or proprietary. Any information that a party reasonably considers or treats as Confidential Information will be presumed to be Confidential Information. Confidential Information may include, but is not limited to: (i) customer lists or information or internal employee census information; (ii) proprietary computer software, including any programs, source or object codes, data bases, specifications, techniques, technical information, know-how and other related information; (iii) strategic business and financial information, including future marketing and business plans, data and related documentation and/or information; (iv) technical and business requirement information, including business strategies, pricing, initiatives, and other nonpublic information; (v) data and information of a third party received by a Receiving Party hereunder whether received directly from the Disclosing Party or indirectly from a third party at the specific instruction or request of the Disclosing Party; and (vi) any other trade secrets.
The Parties acknowledge that, during the term of this Agreement, the Parties and their employees and agents will produce and have access to the other parties’ Confidential Information. Therefore, during and subsequent to the term of this Agreement, the Parties agree to hold in confidence and not directly or indirectly disclose, use, copy, or otherwise utilize any such Confidential Information, in whole or in part, for its own benefit or the

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benefit of a third party. Confidential Information does not include any information known generally to the public, information which is already known to the party through sources other than the other party, information which is made public through no fault of the party, information compelled to be disclosed by public authority, or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that of either party. All records, files, documents and other material (or copies thereof) relating to a Party’s business which the other Party prepares, uses or comes into contact with are and remain the sole property of the Party, and will not be removed or used by the other Party without written consent, and will be promptly returned upon termination of this Consulting Agreement, or upon request.
Further, Consultant will not to communicate any of its work efforts with OneMain to any outside party without prior written approval from OneMain.
B. Status of Customers. Any of OneMain’s customers are and will remain as such customers, and the Consultant agrees not to attempt to solicit such customers for or on behalf of any other person or entity during or after the term of this Agreement.
C. Work Product/Business Leads. The Consultant acknowledges that all developments, inventions, ideas, documents, business leads or opportunities, customer lists, information on potential customers or markets, findings, reports, writings, disclosures, discoveries, and other work product of any nature (the “Work Product”) which the Consultant develops (solely or in conjunction with others) while providing services to OneMain under this Agreement are being developed on OneMain’s behalf and will become OneMain’s sole property (and to the extent legally permissible, will be classified as “work made for hire”); and the Consultant acknowledges that she has no proprietary or other ownership interest in the Work Product. The Consultant expressly assigns all of her rights relating to the Work Product to OneMain, and agrees to provide OneMain with documentation of this assignment if necessary.
D. Other Consulting. Consultant may provide consulting services to other individuals or companies. However, Consultant agrees not to engage in any activity which could conflict or interfere with the performance of its duties under this Agreement, or which could result in a conflict of interest. Further, Consultant will not own, manage, operate, join, control, be employed by, participate in, or be connected with any business, individual, partner, firm, corporation, or other entity that directly or indirectly competes with the Company or its Affiliates in the business of direct consumer non-real estate finance (including internet lending) and credit insurance anywhere in the United States during the Term of this Agreement.  Notwithstanding the foregoing, the following shall not be deemed a violation of this Agreement: any “beneficial ownership” either individually or as a member of a “group” (as such terms are used in Rule 13d of the general rules and regulations under the Securities Exchange Act of 1934) of stock, but not more than five percent (5%) of the voting stock, of any public company.
E. Non-Disparagement. During the term of this Agreement and at all times thereafter, Consultant shall not, except to the extent required by law or legal process, make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on the OneMain, or any of its respective officers, directors, partners, shareholders, attorneys, employees and agents.

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F. Irreparable Harm. Consultant also acknowledges that any violation of this confidentiality agreement would cause OneMain irreparable harm, and that in addition to seeking damages for such violations, OneMain may seek an injunction to prevent Consultant or its agents from committing future violations.
8.Status as Independent Contractor. The Consultant confirms that she is acting as a consultant and independent contractor. Consultant further agrees and acknowledges that she is not an employee of OneMain, and as such is not entitled to benefits provided to current OneMain employees, including but not limited to health insurance and pension benefits.
9.Taxes. As an independent contractor, the Consultant will be responsible for payment of all applicable taxes relating to her services, including income taxes, and payment of employment taxes for its employees. OneMain may report all payments made under this Agreement to the appropriate Federal and state taxing authorities, as it believes necessary or appropriate, including applicable “1099” reporting.
10.Convictions and Bonding. Certain laws and policies may restrict OneMain’s ability to use consultants who have engaged in dishonesty or a breach of trust. By signing this Agreement, Consultant represents and warrants that no charges are currently pending against and that Consultant has never been convicted of a crime (or participated in any form of first offenders' or pretrial diversion program) involving dishonesty or a breach of trust; and has never been held liable for any acts of dishonesty. Consultant also represents and warrants that no company has ever refused to issue or carry a bond for Consultant.
11.General Provisions.
A. Assignment; Successors. The services the Consultant is providing are personal in nature, and she may not assign or delegate any of the services she provides (except for secretarial or clerical functions) without OneMain’s prior written consent. Nothing in this Agreement will be construed to prevent OneMain from assigning or transferring all or substantially all of its business and assets, or from merging into or otherwise combining with, any other entity. In such an event, OneMain will assign all of its rights and obligations under this Agreement to the acquiring or successor corporation.
B. Governing Law. This Agreement will be interpreted and enforced in accordance with the laws of the State of Maryland.
C. Indemnification. Consultant agrees to indemnify and hold OneMain harmless from and against any and all liability, losses, damages, claims or causes of action, and expenses connected therewith, including reasonable attorney’s fees, caused or asserted to have been caused, directly or indirectly, as a result of Consultant’s performance, negligent or otherwise, under this Agreement.
D. Arbitration. Except as identified below, the parties agree to submit to final and binding arbitration any dispute, controversy or claim relating to this Agreement, the relationship created by this Agreement, or any breach or default in the performance of the terms and conditions thereof (whether based on contract, tort, statute (including but not limited to discrimination laws) or otherwise); and arbitration shall be the exclusive forum

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for resolution of any claims related to this Agreement. The arbitration will be conducted by the American Arbitration Association (“AAA”) in accordance with the AAA’s Commercial Arbitration Rules then in effect (or any successor). Any such claim must be initiated by written notice to the other party within 120 days of the claimed breach. The matter will be decided by a single arbitrator, who will submit a written statement of the reasons for the decision. Notwithstanding the foregoing, if the Consultant violates any of the provisions relating to confidentiality or solicitation, OneMain may seek temporary injunctive relief in state or federal court pending the decision of an arbitrator regarding injunctive relief. Any decision of the arbitrator will be kept confidential, except where otherwise required by law.
E. Prior Agreements Not Enforceable. This Agreement contains the entire agreement of the parties regarding this matter; and any prior representations, promises or agreements (whether oral or written) which are not in this Agreement are superseded and not enforceable.
F. Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of one (1) business day following personal delivery (including personal delivery by telecopy or telex), or the third (3rd) business day after mailing by first class mail to the recipient at the address indicated below:
To OneMain:
OneMain Financial Group, LLC
100 International Dr.
18th Floor
Baltimore, Maryland 21202
Attn: April Park, General Counsel

To Consultant:
Mary McDowell
21 Hidden Valley Airpark
Shady Shores, TX 76208
or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.
G. Amendment. The terms of this Agreement may not be changed, amended or waived except by another written document signed by all parties.
H. Compliance Audit/Review.  OneMain, including any governmental regulatory agency having supervisory authority over OneMain, will have the right during the term hereof and during Consultant’s normal business hours, upon not less than seven (7) days’ prior written notice to review Consultant’s and any of its agent’s compliance with any and all applicable laws and the terms of this Agreement including any Addenda, Schedules, or Exhibits thereto. Consultant will be responsible for assuring reasonable cooperation with OneMain or its regulators in connection with such reviews and will provide OneMain or its regulators or obtain for OneMain or its regulators access to such properties, records and personnel and facilities as OneMain or its regulators may

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reasonably require for such purpose; provided however, OneMain shall comply with Consultant’s security policies.  All information obtained during the review, including the results of such review, shall be subject to the confidentiality obligations contained in this Agreement, except as necessary for either party to pursue any legal and/or equitable rights available to it in a court of competent jurisdiction and provided that any such information may be shared by OneMain with its regulators. If as a result of any such Audit or Review, OneMain believes that Consultant is not in compliance with applicable law or the terms of this Agreement, then OneMain  may, at OneMain’s sole discretion, either (a) suspend such performance under this Agreement and any applicable Addenda, Schedule(s) or Exhibits without penalty until such noncompliance is remedied and Consultant provides OneMain with adequate assurance of future compliance, or (b) terminate the Agreement in accordance with the termination provisions hereof.
I. Severability. Any provision of this Agreement which is deemed by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable by a court of competent jurisdiction because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.
J. Waiver. The waiver by either party of the other party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
K. Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.
L. Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

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ONEMAIN HOLDINGS, INC.

By: /s/ Angela Celestin
Name: Angela Celestin
Title: Executive Vice President - Human Resources

CONSULTANT: MARY H. MCDOWELL

/s/ Mary H. McDowell

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STATEMENT OF WORK

OneMain Financial Group, LLC

Independent Contractor	Mary H. McDowell
Engagement Start Date	April 1, 2016
Description of Engagement
Consultant shall perform such duties as are requested by OneMain from time to time, including without limitation: advice on, participation in and support for OneMain’s interests in industry and trade issues and associations; assistance with OneMain marketing efforts; support for, and participation in, community and advocacy relations efforts; assistance with coordinating financial literacy outreach and investment; involvement with the Company’s Diversity Council; and other matters as reasonably requested by OneMain’s CEO. Notwithstanding the foregoing, nothing herein shall prohibit Consultant from (i) participating in trade associations or industry organizations or engaging in charitable, civic or political activities, (ii) engaging in personal investment activities for Consultant or (iii) accepting directorships unrelated to OneMain, provided that such activities are not for the benefit of any business, individual, partner, firm, corporation, or other entity that directly or indirectly competes with OneMain in the business of direct consumer non-real estate finance (including internet lending) and credit insurance, do not give rise to any conflict of interests with OneMain, or do not interfere, individually or in the aggregate, with the performance of obligations under this Agreement.

Approximate Length	9 Months (through December 31, 2016)
Billing Details
Consultant shall be paid at the rate in 9 monthly installments of $16,667 for a total fee for the Term of $150,000. Consultant shall invoice any expenses incurred monthly as set forth in the Agreement.

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